EXHIBIT 16.1

Miller and McCollom, CPAs

4350 Wadsworth Boulevard, Suite 300 Wheat Ridge, Colorado 80033, Phone (303) 424-2020 Fax (303) 424-2828

February 26, 2007 Office of the Chief Accountant Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. USA 20549

Re: Dynamic Alert Limited

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4.01 in the Form 8-K, dated February 26, 2007, of Dynamic Alert Limited, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs under (a) Resignation of Accountant, as related to our firm. We have no basis to agree or disagree with the statements under (b) Engagement of New Accountant.

Yours truly,

/s/ Miller and McCollom Miller and McCollom